FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-257991-10

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement may be amended or completed prior to the time of sale.

SUPPLEMENT
(To Prospectus Dated June 5, 2024)

$981,373,000 (Approximate)

BANK 2024-BNK47
(Central Index Key Number 0002023106)
as Issuing Entity
Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)
as Depositor
Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)
Bank of America, National Association
(Central Index Key Number 0001102113)
Goldman Sachs Mortgage Company
(Central Index Key Number 0001541502)
Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)
Citi Real Estate Funding Inc.
(Central Index Key Number 0001701238)
JPMorgan Chase Bank, National Association
(Central Index Key Number 0000835271)
National Cooperative Bank, N.A.
(Central Index Key Number 0001577313)
as Sponsors and Mortgage Loan Sellers
Commercial Mortgage Pass-Through Certificates, Series BNK47

This is a supplement (“Supplement”) to the prospectus dated June 5, 2024 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

Baxters Industrial Portfolio Mortgage Loan Sources and Uses.

In respect of the sources and uses relating to the Baxters Industrial Portfolio Mortgage Loan under “Annex A-1—Certain Characteristics of the Mortgage Loans and Mortgaged Properties” on pages A-1-45 and A-1-47 of the Preliminary Prospectus and “Annex A-3—Summaries of the Fifteen Largest Mortgage Loans—No. 12 – Baxters Industrial Portfolio” on page A-3-122 of the Preliminary Prospectus, the values are replaced with those shown below.

Sources and Uses
Sources			Uses
Mortgage Loan Amount	$29,575,000	63.3%	Purchase Price	$45,250,000	96.9%
Borrower Sponsor Equity	17,122,764	36.7	Closing Costs	1,447,764	3.1

Total Sources	$46,697,764	100.0%	Total Uses	$46,697,764	100.0%

Servicing and Administration Fees

With respect to the primary servicing fee rate for the Ramada Inn – Rockville Centre, NY mortgage loan, the fee is replaced with 0.07000% on pages 43 and 481 of the Preliminary Prospectus.

Wells Fargo Securities	BofA Securities	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley
Co-Lead Managers and Joint Bookrunners

Academy Securities	Drexel Hamilton			Siebert Williams Shank
Co-Manager	Co-Manager			Co-Manager

The date of this Supplement is June 6, 2024